UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2024

THE GLIMPSE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40556	81-2958271
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 West 38th St., 12th Fl

New York, NY 10018

(Address of principal executive offices) (Zip Code)

(917)-292-2685

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VRAR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Registered Direct Offering

On December 23, 2024, The Glimpse Group, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Company agreed to sell, in a registered direct offering by the Company to the Investor (the “Offering”), (i) 1,990,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) and (ii) pre-funded warrants to purchase up to 760,000 shares of Common Stock (the “Pre-Funded Warrants”).The Offering closed on December 23, 2024.

The purchase price for each Share was $2.65. The purchase price for each Pre-Funded Warrant was $2.649, which is equal to the purchase price per Share, less $0.001.

The Pre-Funded Warrants have an exercise price of $0.001 per share of Common Stock, are immediately exercisable and may be exercised at any time until exercised in full, subject to the limitation that exercise may not result in the Investor’s beneficial ownership exceeding 9.99% of the Company’s outstanding Common Stock. The exercise price and number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants will be subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Company’s Common Stock.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing and indemnification obligations of the Company and the Investor. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of a specific date, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties.

The aggregate gross proceeds to the Company from the Offering was approximately $7.29 million, and the net proceeds to the Company from the Offering was approximately $6.74 million. The Company intends to use the net proceeds from the Offering for general corporate purposes and working capital.

The Offering was made pursuant to an effective registration statement on Form S-3 (File No. 333-268027), as previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”), and a related prospectus.

The Company engaged Kingswood Capital Partners, LLC, as exclusive placement agent for the Offering. The Company agreed to pay customary placement agent fees and reimburse certain expenses of the placement agent.

The foregoing summaries of the Purchase Agreement and the Pre-Funded Warrants do not purport to be complete and are qualified in their entirety by reference to the form of Purchase Agreement and form of Pre-Funded Warrant, which are filed as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

The legal opinion of Kesse PLLC relating to the Shares and the Pre-Funded Warrants is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 7.01 Regulation FD Disclosure.

On December 23, 2024, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including the Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant
5.1	Opinion of Kesse PLLC
10.1	Form of Securities Purchase Agreement dated December 23, 2024
23.1	Consent of Kesse PLLC (included in Exhibit 5.1)
99.1	Press release, dated December 23, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 2024

THE GLIMPSE GROUP, INC.

By:	/s/ Lyron Bentovim
Lyron Bentovim
Chief Executive Officer